Exhibit 99.1

FROM:

Accredited Home Lenders Holding Co.

15090 Avenue of Science

San Diego, CA 92128

Rick Howe, 858.676.2148

rhowe@accredhome.com

FOR IMMEDIATE RELEASE

ACCREDITED REPORTS RECORD $1.66 EPS;

ON BALANCE SHEET PORTFOLIO GROWS 101% OVER Q3 2003

Originations up 46%; Net Income up 22%; Revenues rise 53%

SAN DIEGO, October 28—Accredited Home Lenders Holding Co. (Nasdaq: LEND), a nationwide mortgage company specializing in non-prime residential mortgage loans, today announced record third quarter results for the period ended September 30, 2004.

Net income for the quarter ended September 30, 2004 was $35.9 million, or $1.66 per share on a fully-diluted basis, an increase of 21.8% over net income of $29.4 million for the comparable period in 2003. Total revenues for the quarter increased by 53.2% to $178.1 million from $116.2 million for the comparable period in 2003.

Chairman and CEO James Konrath said, “Just as we forecast, Accredited’s third quarter results were strong. Origination volume was up substantially from the same period last year; and we continued to grow the portfolio and earn an increasing share of our revenue and profitability from the portfolio. To that end, the most important event of our quarter was raising $84.1 million in net proceeds from an over-subscribed initial offering of preferred stock out of our REIT subsidiary. The proceeds raised in the offering will be used to further bolster our strategy of portfolio growth and improved consistency of future earnings.”

Mr. Konrath added, “Importantly, we maintained the high quality of our portfolio as measured by our 30+ day delinquency and annualized loss results at 1.5% and 0.3%, respectively. Overall, we remain optimistic about delivering portfolio and earnings growth for the balance of 2004 and into 2005.”

Third Quarter Operational Highlights

•	Mortgage origination volume of $3.2 billion, compared to $2.2 billion in 2003, an increase of 45.6%.

•	Loans on-balance sheet with a record principal balance of $5.9 billion at September 30, 2004, an increase of $3.0 billion, or 101.0%, from September 30, 2003, and an increase of $2.6 billion, or 75.3%, from December 31, 2003.

•	Whole loan sales of $2.3 billion, compared to $1.6 billion during the same period in 2003, an increase of 45.8%.

•	Portfolio income (interest income less interest expense and provision for losses) of $46.0 million, compared to $24.7 million in the third quarter of 2003, an increase of 86.0%. As a percentage of net revenues (total revenue less interest expense and provision for losses), portfolio income increased from 26.6% in the third quarter of 2003, to 36.3% in 2004. We estimate that this ratio is representative of the portfolio’s contribution to profitability. This trend is monitored to illustrate the company’s profits produced by its portfolio, a more stable, predictable earnings source.

Financial Summary ($000)

	Q3 2004	% Change from Q3 03	YTD 2004	% Change from YTD 03
Total Revenues	$178,074	53.2%	$460,835	51.8%
Total Expenses	117,803	75.4%	305,897	63.7%

Income before Taxes	$60,271	22.8%	$154,938	32.7%

Net Income	$35,877	21.8%	$92,677	32.3%

The 53% increase in total revenues from third quarter 2003 to 2004 resulted primarily from increases in interest income and gain on sale of loans. Interest income increased 104% from $47.9 million in 2003 to $97.5 million in 2004, primarily due to the increased loan portfolio, partially offset by a decrease in the weighted average interest rate. The increase in the size of the loan portfolio resulted from additional securitizations structured as financings and higher loan origination volume held in warehouse lines. The gain on sale of loans increased 20% from $65.2 million in 2003 to $78.0 million in 2004 owing primarily to higher volume of whole loan sales for cash. The company’s average whole loan premiums, net of hedging, decreased from 4.1% in the third quarter of 2003 to 3.5% in the comparable period of 2004. These lower gains resulted primarily from lower interest rate margins reflecting stiff price competition in the non-prime mortgage origination market as money costs increased in the second quarter.

Total expenses increased 75% from $67.2 million in the third quarter of 2003 to $117.8 million in the same period in 2004, due primarily to the increase in interest expense resulting from the larger loan portfolio, as well as an increase in loan volume, and an increase in the number of employees related to that growth.

•	Portfolio Growth Related Expenses

•	Interest expenses increased by 123% from $16.6 million in the third quarter of 2003 to $37.1 million in the same period of 2004, due primarily to an increase in the average outstanding borrowings and an increase in the average borrowing rate. The increase in the average outstanding borrowings is consistent with the larger loan portfolio.

•	Provision for losses increased by 121% from $6.5 million in the third quarter of 2003 to $14.4 million in 2004, reflecting primarily the growth and aging of the company’s portfolio, and higher forecasted severity rates.

•	Business Operations Related Expenses

•	Compensation expenses increased by 49% from $28.7 million in the third quarter of 2003 to $42.7 million in the third quarter of 2004 due to the growth in the number of employees and increased commission and bonus costs related to higher loan originations and profits.

•	General, administrative, and other expenses increased by 54% from $15.3 million in the third quarter of 2003 to $23.6 million in the third quarter of 2004 due to increases in loan volume, number of staff and number of locations.

•	Total business operations related expenses increased by 51% from $44.0 million in the third quarter of 2003 to $66.3 million in the third quarter of 2004.

•	Net Income

•	Net Income increased 22% from the comparable period in the prior year to $35.9 million for the quarter.

Loan Originations

The company originated $3.2 billion of mortgage loans for the quarter ended September 30, 2004, compared to $2.2 billion of mortgage loan originations in the comparable period for 2003, an increase of 45.6%.

Wholesale and retail originations for the quarter represented 90% and 10%, respectively, of total loan production, generally consistent with prior periods.

The company’s net cost to originate mortgage loans was 1.9% for the quarter.

Loan Dispositions

During the third quarter of 2004, $2.3 billion of mortgage loans were sold in whole loan sales for cash, and $1.0 billion of mortgage loans went into a securitization structured as a financing. In addition, at quarter end, $681.5 million of net mortgage loans were held for a fourth quarter securitization, and $1.8 billion of net mortgage loans were held for sale.

Portfolio Performance and Loan Servicing

The company’s servicing portfolio, including $200.4 million of liquidating off-balance sheet securitizations, totaled $6.1 billion at September 30, 2004. The portfolio increased 85.0% from $3.3 billion at September 30, 2003. This was primarily due to the company’s quarterly securitization program and an increase in the loans held for disposition. Delinquent loans (30 or more days past due, including foreclosures and real estate owned) were 1.5% of the serviced portfolio at September 30, 2004, compared to 1.9% at September 30, 2003. The company attributes this improvement in delinquency to the recent increase in the size of the servicing portfolio, better portfolio performance by more recent vintages, and prudent collection practices.

Liquidity

The company had approximately $3.3 billion in warehouse credit capacity at September 30, 2004 and a record $160.6 million in available cash and additional liquidity. The company’s warehouse line usage totaled $2.4 billion at September 30, 2004.

Adjusted Leverage

The company’s REIT subsidiary completed a preferred offering in the third quarter. In managing its capital structure for purposes of analyzing its operating borrowing capabilities, the company adds its REIT subsidiary preferred stock, which is reflected as minority interest on the consolidated balance sheet, to stockholders’ equity to determine an adjusted leverage ratio. At September 30, 2004, liabilities were 14.4 times its minority interest plus stockholders’ equity. Other leverage measures can be found in the attached Financial Summary.

Business Outlook

The following statements are forward-looking and actual results may differ materially. Please see the Forward Looking Statements section of this news release for a description of certain risk factors and the company’s annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 26, 2004 and its reports on Form 10-Q filed with the SEC on May 17, 2004 and August 16, 2004 for a more complete description of risks.

Earnings Guidance for Full Year 2004 and Fourth Quarter 2004

The company has revised its total year 2004 earnings per diluted share guidance from the previous range of $5.75 to $6.00 to a range of $5.90 to $6.00, based on an estimated weighted average of approximately 21.5 million shares outstanding. The forecast assumes origination volume consistent with, or slightly higher than, the previous two quarters, and continued growth in the on-balance sheet portfolio. Consistent with this forecast for 2004, the company estimates fourth quarter earnings to be in a range of $1.60 to $1.70 per diluted share based on an estimated weighted average of approximately 21.7 million shares outstanding.

Conference Call

Accredited will host a conference call for analysts and investors on October 28, 2004 at 8:00 a.m. (Pacific Daylight Time) to discuss the company’s financial results for the third quarter. Those individuals who would like to participate on the conference call should contact Mitzi Gimenez, investor relations manager, at 858.676.2155 to receive details regarding the call.

The call is being web cast by CCBN and can be accessed live at Accredited’s web site – www.accredhome.com. A replay of the conference will be archived on the web site.

About Accredited

Accredited Home Lenders Holding Co. is a nationwide mortgage banking company that originates, finances, securitizes, sells, and services non-prime mortgage loans secured by residential real estate. The company is headquartered in San Diego. Additional information may be found at www.accredhome.com.

Forward Looking Statements

Certain matters discussed in this news release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements regarding the company’s planned capital raising and revenue generating strategies, corporate restructurings, projected growth, anticipated securitizations, expected net earnings for 2004; the company’s liquidity; the company’s outlook on the competitive and regulatory environments and the company’s intended loan disposition strategy. Actual results and the timing of certain events could differ materially from those projected in or contemplated by these forward-looking statements due to a number of factors, including but not limited to: interest rate volatility and the level of interest rates generally; general political and economic conditions; the sustainability of loan origination volumes; the availability of financing for the origination of mortgage loans; the ability of the company to sell or securitize mortgage loans; the company’s ability to access the capital markets and successfully complete a financing; and other risk factors outlined in Accredited Home Lenders Holding Co.’s annual report on Form 10-K filed with the SEC on March 26, 2004, its reports on Form 10-Q filed with the SEC on May 17, 2004 and August 16, 2004 and other SEC filings

Accredited Home Lenders: Financial Summary

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2004	2003	2004
	(dollars in thousands)		(dollars in thousands)
Income Statement:
Interest Income	$47,870	$97,493	$120,484	$242,792
Gain on sale of loans	65,237	77,993	171,317	210,342
Loan servicing income	1,979	1,996	5,789	5,205
Net gain on mortgage-related securities and derivatives	1,051	309	5,439	2,083
Other income	98	283	583	413

Total revenues	116,235	178,074	303,612	460,835

Salaries, wages and benefits	28,700	42,674	79,523	117,775
General, administrative, and other expenses	15,299	23,599	40,810	62,277

Total operating expenses	43,999	66,273	120,333	180,052

Interest Expense	16,616	37,114	43,628	86,137
Provision for losses	6,537	14,416	22,916	39,708

Total expenses	67,152	117,803	186,877	305,897

Income before income taxes	49,083	60,271	116,735	154,938
Income taxes	19,634	23,234	46,694	61,101
Minority interest - dividends paid on preferred stock of subsidiary	—	1,160	—	1,160

Net income	$29,449	$35,877	$70,041	$92,677

Basic earnings per share	$1.50	$1.75	$4.09	$4.57

Diluted earnings per share	$1.40	$1.66	$3.56	$4.31

Weighted average shares outstanding:
Basic	19,651	20,470	17,139	20,287

Diluted	21,046	21,580	19,687	21,516

Regulation G Disclosure related to Portfolio Income

	Three Months Ended September 30,				Nine Months Ended September 30,
	2003		2004		2003		2004
	Amount	% Net Revenue	Amount	% Net Revenue	Amount	% Net Revenue	Amount	% Net Revenue
Interest Income	$47,870		$97,493		$120,484		$242,792
Interest Expense	(16,616)		(37,114)		(43,628)		(86,137)
Provision for losses	(6,537)		(14,416)		(22,916)		(39,708)

Portfolio income	24,717	26.6%	45,963	36.3%	53,940	22.8%	116,947	34.9%

Total revenues	116,235		178,074		303,612		460,835
Interest Expense	(16,616)		(37,114)		(43,628)		(86,137)
Provision for losses	(6,537)		(14,416)		(22,916)		(39,708)

Net revenues	93,082	100.0%	126,544	100.0%	237,068	100.0%	334,990	100.0%

Salaries, wages & benefits	28,700		42,674		79,523		117,775
General, administrative and other expenses	15,299		23,599		40,810		62,277

Income before income taxes	$49,083		$60,271		$116,735		$154,938

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2004	2003	2004
	(dollars in thousands)		(dollars in thousands)
Other Data:
Originations:
Wholesale	$1,980,667	$2,890,791	$4,981,847	$8,111,151
Retail & Other	$229,489	$326,168	$603,738	$844,684

Total mortgage loan originations	$2,210,156	$3,216,959	$5,585,585	$8,955,835

Weighted average coupon rate of mortgage loan originations	7.5%	7.5%	7.7%	7.3%
Weighted average credit score (1)	632	639	630	640
Loan sales and securitizations:
Whole loan sales	$1,578,665	$2,300,907	$4,219,592	$5,784,663
Mortgage loans securitized	$417,891	$1,011,032	$720,940	$2,223,157

Total loan sales and securitizations	$1,996,556	$3,311,939	$4,940,532	$8,007,820
Net profit margin on whole loan sales:
Gain on whole loan sales (2) (3)	4.1%	3.5%	4.3%	3.8%
Net gain (loss) on derivatives (2)	0.1%	0.0%	-0.2%	0.0%

Net premium received on whole loan sales (2) (4)	4.2%	3.5%	4.1%	3.8%
Net origination points and fees	0.6%	0.5%	0.6%	0.4%
Loan origination expenses	-2.5%	-2.4%	-2.7%	-2.4%

Net cost to originate (5)	-1.9%	-1.9%	-2.1%	-2.0%

Net profit margin on whole loan sales	2.3%	1.6%	2.0%	1.8%

Annualized losses on serviced portfolio as a percentage of average serviced assets	0.5%	0.3%	0.6%	0.3%

Mortgage loan net interest margin:
Mortgage loan yield	7.7%	7.4%	7.7%	7.4%
Mortgage loan cost of funds	-2.7%	-2.8%	-2.8%	-2.6%

Mortgage loan net interest margin	5.0%	4.6%	4.9%	4.8%

	At September 30, 2003	At December 31 2003	At September 30, 2004
	(dollars in thousands)
Serviced Portfolio:
Loans held for sale and real estate owned	$1,376,198	$1,292,839	$1,856,053
Loans held for investment	$1,579,261	$2,095,398	$4,083,986
Sold servicing retained or securitized/off balance sheet	$362,759	$307,739	$200,361

Total serviced portfolio at period end	$3,318,218	$3,695,976	$6,140,400

Total delinquent at period end (6)	1.9%	1.8%	1.5%
Total number of leased locations at period end	41	46	54
Total number of employees	1,890	2,056	2,455

(1)    Represents borrowers’ average credit score at origination obtained from one or more of the three principal credit bureaus. The nine months ended September 30, 2004 FICO score reflects corrected second quarter FICO scores.

(2) The percentages are calculated based upon the respective amounts divided by total whole loans sales.
(3) Excludes the provision for premium recapture which is a component of the total gain on sale of loans.
(4) The net premium received on whole loan sales is computed based on the cash premiums received on whole loan sales, net of gain (loss) on related derivatives.

(5)    Net cost to originate is defined as total operating expenses, less loan servicing related costs, plus yield spread premiums, less points and fees collected, all prior to any deferrals of origination costs for accounting purposes.

(6) Delinquent is defined as loans that are 30 or more days delinquent, including loans in foreclosure and loans converted into real estate owned (REO).

	At September 30, 2003	At December 31 2003	At September 30, 2004
	(dollars in thousands)
Balance Sheet Data:
Mortgage loans held for sale, net	$1,366,744	$1,277,075	$1,848,376
Mortgage loans held for securitization, net	240,621	338,919	681,489
Securitized loans, net	1,334,662	1,751,318	3,365,557
Mortgage-related securities, at fair value	4,335	3,692	3,754
Mortgage servicing rights, net	1,518	1,119	331
Other Assets	123,574	129,294	237,167

Total Assets	$3,071,454	$3,501,417	$6,136,674

Total warehouse and residual interest financing	1,524,999	1,515,195	2,411,415
Securitization bond financing	1,311,381	1,724,389	3,275,886
Other Liabilities	57,791	49,610	50,976

Total Liabilities	2,894,171	3,289,194	5,738,277

Minority interest - preferred securities of subsidiary	—	—	84,094

Total Stockholders’ Equity	177,283	212,223	314,303

Total Liabilities and Stockholders’ Equity	$3,071,454	$3,501,417	$6,136,674

Regulation G Disclosure related to Adjusted Leverage

Total Liabilities	2,894,171	3,289,194	5,738,277

Minority interest - preferred securities of subsidiary	—	—	84,094
Total Stockholders’ Equity	177,283	212,223	314,303
Total Minority Interest and Stockholders’ Equity	177,283	212,223	398,397
Ratio of Total Liabilities divided by Minority Interest + Stockholders’ Equity	16.3	15.5	14.4
Ratio of Total Liabilities divided by Stockholders’ Equity	16.3	15.5	18.3